SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


                 Information to Be Included In Statements Filed
             Pursuant to Rules 13d-1(b), (c), and (d) and Amendments
                     Thereto Filed Pursuant to Rule 13d-2(b)
                               (Amendment No. 5)*


                      CORPORATE REALTY INCOME FUND I, L.P.
--------------------------------------------------------------------------------

                                (Name of Issuer)


                Depositary Units of Limited Partnership Interest
--------------------------------------------------------------------------------

                         (Title of Class of Securities)


                                    22003F107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                OCTOBER 29, 2002
--------------------------------------------------------------------------------

             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ /      Rule 13d-1(b)

/X/      Rule 13d-1(c)

/ /      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No. 22003F107                                           Page 2 of 10 Pages

------------------------------------------------------------------------------------------------------------------------------------
1                   NAME OF REPORTING PERSONS
                    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    VANCE, TEEL & COMPANY, LTD.
------------------------------------------------------------------------------------------------------------------------------------
2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a)  / X /
                                                                                                                 (b)  /   /

------------------------------------------------------------------------------------------------------------------------------------
3                   SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
4                   CITIZENSHIP OR PLACE OF ORGANIZATION

                    Texas
------------------------------------------------------------------------------------------------------------------------------------
                    5             SOLE VOTING POWER
    NUMBER OF
      SHARES                      448,167
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH
                    ----------------------------------------------------------------------------------------------------------------
                    6             SHARED VOTING POWER

                                  0
                    ----------------------------------------------------------------------------------------------------------------
                    7             SOLE DISPOSITIVE POWER

                                  448,167
                    ----------------------------------------------------------------------------------------------------------------
                    8             SHARED DISPOSITIVE POWER

                                  0
------------------------------------------------------------------------------------------------------------------------------------
9                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    448,167
------------------------------------------------------------------------------------------------------------------------------------
10                  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                             /   /


------------------------------------------------------------------------------------------------------------------------------------
11                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    Approximately 15.02%
------------------------------------------------------------------------------------------------------------------------------------
12                  TYPE OF REPORTING PERSON*

                    PN
------------------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP No. 22003F107                                           Page 3 of 10 Pages

------------------------------------------------------------------------------------------------------------------------------------
1                   NAME OF REPORTING PERSONS
                    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    VANCE CAPITAL CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a)  / X /
                                                                                                                 (b)  /   /

------------------------------------------------------------------------------------------------------------------------------------
3                   SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
4                   CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York
------------------------------------------------------------------------------------------------------------------------------------
                    5             SOLE VOTING POWER
    NUMBER OF
      SHARES                      448,167
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH
                    ----------------------------------------------------------------------------------------------------------------
                    6             SHARED VOTING POWER

                                  0
                    ----------------------------------------------------------------------------------------------------------------
                    7             SOLE DISPOSITIVE POWER

                                  448,167
                    ----------------------------------------------------------------------------------------------------------------
                    8             SHARED DISPOSITIVE POWER

                                  0
------------------------------------------------------------------------------------------------------------------------------------
9                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    448,167
------------------------------------------------------------------------------------------------------------------------------------
10                  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                             /   /


------------------------------------------------------------------------------------------------------------------------------------
11                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    Approximately 15.02%
------------------------------------------------------------------------------------------------------------------------------------
12                  TYPE OF REPORTING PERSON*

                    CO
------------------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP No. 22003F107                                           Page 4 of 10 Pages

------------------------------------------------------------------------------------------------------------------------------------
1                   NAME OF REPORTING PERSONS
                    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ROBERT F. GOSSETT, JR.
------------------------------------------------------------------------------------------------------------------------------------
2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a)  / X /
                                                                                                                 (b)  /   /

------------------------------------------------------------------------------------------------------------------------------------
3                   SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
4                   CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
------------------------------------------------------------------------------------------------------------------------------------
                    5             SOLE VOTING POWER
    NUMBER OF
      SHARES                      112,041.75
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH
                    ----------------------------------------------------------------------------------------------------------------
                    6             SHARED VOTING POWER

                                  0
                    ----------------------------------------------------------------------------------------------------------------
                    7             SOLE DISPOSITIVE POWER

                                  112,041.75
                    ----------------------------------------------------------------------------------------------------------------
                    8             SHARED DISPOSITIVE POWER

                                  0
------------------------------------------------------------------------------------------------------------------------------------
9                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    112,041.75
------------------------------------------------------------------------------------------------------------------------------------
10                  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                             / X /


------------------------------------------------------------------------------------------------------------------------------------
11                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    Approximately 3.76%
------------------------------------------------------------------------------------------------------------------------------------
12                  TYPE OF REPORTING PERSON*

                    IN
------------------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP No. 22003F107                                           Page 5 of 10 Pages

------------------------------------------------------------------------------------------------------------------------------------
1                   NAME OF REPORTING PERSONS
                    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    PAULINE G. GOSSETT
------------------------------------------------------------------------------------------------------------------------------------
2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a)  / X /
                                                                                                                 (b)  /   /

------------------------------------------------------------------------------------------------------------------------------------
3                   SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
4                   CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
------------------------------------------------------------------------------------------------------------------------------------
                    5             SOLE VOTING POWER
    NUMBER OF
      SHARES                      112,041.75
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH
                    ----------------------------------------------------------------------------------------------------------------
                    6             SHARED VOTING POWER

                                  0
                    ----------------------------------------------------------------------------------------------------------------
                    7             SOLE DISPOSITIVE POWER

                                  112,041.75
                    ----------------------------------------------------------------------------------------------------------------
                    8             SHARED DISPOSITIVE POWER

                                  0
------------------------------------------------------------------------------------------------------------------------------------
9                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    112,041.75
------------------------------------------------------------------------------------------------------------------------------------
10                  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                             / X /


------------------------------------------------------------------------------------------------------------------------------------
11                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    Approximately 3.76%
------------------------------------------------------------------------------------------------------------------------------------
12                  TYPE OF REPORTING PERSON*

                    IN
------------------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)     Name of Issuer:

      The issuer is Corporate Realty Income Fund I, L.P., a Delaware limited partnership (the "Issuer").

Item 1(b)     Address of Issuer's Principal Executive Offices:

      The principal executive offices of the Issuer are located at 475 Fifth Avenue, New York, New York 10017.

Item 2(a)     Name of Persons Filing:

      This statement is being filed by a group consisting of Vance, Teel & Company, Ltd., a Texas limited partnership ("VTC"), Vance Capital Corporation, a New York corporation ("VCC") that is the sole general partner of VTC, Robert F. Gossett, Jr. ("RFG"), the individual general partner of the Issuer, President and Director of the general partner of the Issuer, and Managing Director of VCC, and Pauline G. Gossett ("PGG" and, collectively with VTC, VCC and RFG, the "Filers"), Secretary of the general partner of the Issuer and a Director of VCC. None of VCC, RFG, and PGG own any of the Issuer's Depositary Units of Limited Partnership Interest ("Units"). VCC, RFG, and PGG are filing this Schedule 13G only because they indirectly control the power to vote and dispose of the Units owned by VTC. Attached hereto as Exhibit 2(a) is an Agreement among the Filers regarding filing a single Schedule 13G.

Item 2(b)     Address of Principal Business Office or, if None, Residence:

      Each of the Filers has its principal business office at 406 East 85th Street, New York, New York 10028.

Item 2(c)     Citizenship:

      VTC is a Texas limited partnership, VCC is a New York corporation and RFG and PGG each are United States citizens.

Item 2(d)     Title of Class of Securities:

      Depositary Units of Limited Partnership Interest.

Item 2(e)     CUSIP Number:         22003F107

Item 3 If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check whether the Person Filing is a:

      (a) / / Broker or dealer registered under Section 15 of the Exchange Act;

      (b) / / Bank as defined in Section 3(a)(6) of the Exchange Act;

      (c) / / Insurance company as defined in Section 3(a)(19) of the Exchange Act;

      (d) / / Investment company registered under Section 8 of the Investment Company Act;

      (e) / / An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

      (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4        Ownership:

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)     Amount beneficially owned:

              1.  VTC - 448,167 Units;

              2. VCC - 448,167 Units. This consists solely of the Units owned by VTC;

              3. RPG - 112,041.75 Units. This represents RFG's 25% interest in VTC and excludes the beneficial interests of PGG (RFG's wife) and RFG's two adult children, as to which RFG disclaims beneficial ownership; and

              4. PGG - 112,041.75 Units. This represents PGG's 25% interest in VTC and excludes the beneficial interests of RFG (PGG's husband) and PGG's two adult children, as to which PGG disclaims beneficial ownership.

      (b)     Percent of class:

              1.  VTC - Approximately 15.02%;

              2.  VCC - Approximately 15.02%;

              3.  RFG - Approximately 3.76%; and

              4.  PGG - Approximately 3.76%

      (c)     Number of shares as to which such person has:

      (i)     Sole power to vote or to direct the vote: A. VTC - 448,167; B. VCC
              - 448.167; C. RFG - 112,041.75; D. PGG - 112,041.75.

      (ii)     Shared power to vote or to direct the vote:   0

      (iii) Sole power to dispose or to direct the disposition of: A. VTC - 448,167; B. VCC - 448,167; C. RFG - 112,041.75; D. PGG -
               112,041.75.

      (iv)    Shared power to dispose or to direct the disposition of:  0

      Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

Item 5        Ownership of Five Percent or Less of a Class:

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

              Instruction.   Dissolution of a group requires a response to this
              item.

Item 6        Ownership of More than Five Percent on Behalf of Another Person:

      Not Applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

      Not Applicable.

Item 8        Identification and Classification of Members of the Group:

      As described in Item 2(a) above, this statement is being filed by a group consisting of VTC, VCC, RFG, AND PGG.

Item 9        Notice of Dissolution of Group:

      Not Applicable.

Item 10       Certifications:

      By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  October 31, 2002   VANCE, TEEL & COMPANY, LTD.

                           BY:   VANCE CAPITAL CORPORATION,
                                 General Partner


                           BY:   /s/ Robert F. Gossett, Jr.
                                 -----------------------------------------------
                                 Robert F. Gossett, Jr., Managing Director


Dated:  October 31, 2002   VANCE CAPITAL CORPORATION


                           BY:   /s/ Robert F. Gossett, Jr.
                                 -----------------------------------------------
                                 Robert F. Gossett, Jr., Managing Director



Dated:  October 31, 2002         /s/ Robert F. Gossett, Jr.
                                 -----------------------------------------------
                                 Robert F. Gossett, Jr.


Dated: October 31, 2002          /s/ Pauline G. Gossett
                                 -----------------------------------------------
                                 Pauline G. Gossett

                                  EXHIBIT 2 (a)

                             AGREEMENT AMONG FILERS


      The undersigned filers (the "Filers") hereby agree as follows:

      WHEREAS, Vance, Teel & Company, Ltd. has purchased depositary units of limited partnership interest of Corporate Realty Income Fund I, L.P.; and

      WHEREAS, the Filers are obligated to file Statements on Schedule 13G with the United States Securities and Exchange Commission (the "SEC") to report their purchases of such securities;

      NOW, THEREFORE, the undersigned hereby agree that a single Statement on
Schedule 13G be filed with the SEC on behalf of each of them.


Dated: October 31, 2002              VANCE, TEEL & COMPANY, LTD.

                               BY:   VANCE CAPITAL CORPORATION,
                                     General Partner


                               BY:   /s/ Robert F. Gossett, Jr.
                                     -------------------------------------------
                                     Robert F. Gossett, Jr.,  Managing
                                     Director


Dated:  October 31, 2002             VANCE CAPITAL CORPORATION


                               BY:   /s/ Robert F. Gossett, Jr.
                                     -------------------------------------------
                                     Robert F. Gossett, Jr., Managing
                                     Director


Dated:  October 31, 2002             /s/ Robert F. Gossett, Jr.
                                     -------------------------------------------
                                     Robert F. Gossett, Jr.


Dated:  October 31, 2002             /s/ Pauline G. Gossett
                                     -------------------------------------------
                                     Pauline G. Gossett